Exhibit 1(d)

CERTIFICATE OF FORMATION

OF

SHORT-TERM BOND MASTER LLC

        This Certificate of Formation is being filed pursuant to Section 18-214(b) of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”) in connection with the conversion of Short-Term Bond Master Trust, a Delaware statutory trust, to a Delaware limited liability company.

        The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

        1. Name. The name of the limited liability company is Short-Term Bond Master LLC ( the “Company”).

        2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

        3. Series LLC. Notice is hereby given that, pursuant to Section 18-215(b) of the Delaware LLC Act, the Company has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or another series thereof shall be enforceable against the assets of such series.

        4. Effective Time. This Certificate shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

State of Delaware Secretary of State Division of Corporations Delivered 02:48 PM 06/15/2007 FILED 02:48 PM 06/15/2007 SRV 070715669 - 3256909 FILE

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of June 15th, 2007.

/s/ Alice A. Pellegrino

Name: Alice A. Pellegrino
An Authorized Person